SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549




                                FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934




                   Date of Report:  January 31, 2000




                            PG&E Corporation
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          (Exact Name of Registrant as Specified in its Charter)



       California                  1-12609          94-3234914
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(State or other Jurisdiction     (Commission       (IRS Employer
 of Incorporation)               File Number)     Identification No.)




                               PG&E Corporation
                     One Market, Spear Tower, Suite 2400
                       San Francisco, California 94105
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               (Address of principal executive offices) (Zip Code)


                              (415) 267-7000
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             (Registrant's telephone number, including area code)

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Item 5.  Other Events


A. Sale of Texas Gas Transmission Companies

On January 31, 2000, the Corporation's National Energy Group announced that it had signed a definitive agreement with El Paso Energy Field Services Company providing for the sale to El Paso Energy Field Services Company, a subsidiary of El Paso Energy Corporation, of the stock of PG&E Gas Transmission, Texas Corporation and PG&E Gas Transmission Teco, Inc. (collectively the Texas Gas Transmission Companies). The consideration to be received by the National Energy Group includes $279 million in cash subject to a working capital adjustment, the assumption by El Paso Energy Field Services Company of debt having a book value of $624 million, and other liabilities associated with the Texas Gas Transmission Companies. The assets of the Texas Gas Transmission Companies have a book value of $2.5 billion, and the sale will result in a fourth quarter 1999 one-time charge against earnings of $890 million, or $2.42 per share. The transaction will be accretive to the National Energy Group's earnings in the year 2000 and beyond. Proceeds from the sale will be used to retire short-term debt associated with the Texas Gas Transmission Companies' operations and for other corporate purposes. Closing of the sale, which is expected near the end of the first half of 2000, is subject to approval under the Hart Scott Rodino Act.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION




                          By    CHRISTOPHER P. JOHNS
                                ---------------------
                                CHRISTOPHER P. JOHNS
                                Vice President and Controller
                                (PG&E Corporation)

Dated:  January 31, 2000